 Exhibit 23.1

THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated April 16, 2011 on the financial statements of 5BARZ International, Inc. as of December 31, 2011, be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission. In addition I consent to the use of my name in the “Experts” section of the any filing with the SEC.

Dated this 16th day of April, 2012.

Thomas J. Harris

Certified Public Accountant